AMENDMENT DATED AS OF FEBRUARY 16, 2021

TO THE AGREEMENT DATED AS OF

APRIL 2, 2004, AS AMENDED

New York Life Insurance and Annuity Corporation (the "Company"), Victory Variable Insurance Funds, on behalf of each of the Funds (as defined below, individually and not jointly (the "Trust"), Victory Capital Services, Inc. (formerly known as Victory Capital Advisers, Inc.) (the "Distributor"), and Victory Capital Management, Inc. (the "Adviser") entered into a certain participation agreement dated April 2, 2004 (the "Agreement"). This Amendment (the "Amendment") to the Agreement is entered into as of February __ 2021, by and among the Company, the Trust, the Distributor and the Adviser (collectively, the "Parties"). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

RECITALS

WHEREAS, pursuant to the Agreement among the Parties, the Company invests in shares of certain of the portfolios of the Trust (the "Funds") as a funding vehicle for the Separate Accounts that issue variable annuity and/or life insurance contracts (the "Contracts") to persons that are registered owners of such Contracts on the books and records of the Company (the "Contract Owners");

WHEREAS, the Separate Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the "1940 Act");

WHEREAS, the Company, on behalf of the Separate Accounts, has certain obliga- tions pursuant to Rule 30e-2 under the 1940 Act to deliver Trust shareholder reports to Con- tract Owners, which obligations may be satisfied by compliance with Rule 30e-3 under the 1940 Act ("Rule 30e-3");

WHEREAS, the Company intends to comply with the requirements, terms and condi- tions of Rule 30e-3 in order to satisfy its obligation to deliver Trust shareholder reports to Contract Owners, including hosting the website of certain fund materials required by Rule 30e-3;

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the "1933 Act") may require that a Statutory Prospectus (as defined in Rule 498A under the 1933 Act, "Rule 498A") for the Funds be delivered to Contract Owners under certain circumstances;

WHEREAS, the Parties intend to comply with the requirements, terms and conditions of Rule 498A, including its Fund Statutory Prospectus delivery requirements, by relying on paragraph (j) of Rule 498A for "on-line" delivery;

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that some of the Trust Documents (as defined in Section 1(a) below) be posted and maintained on a website specified on the cover page of the summary prospectus(es) for the Contracts, and the Company intends to host said website; and

WHEREAS, the Company cannot host such websites in compliance with Rules 30e-3 and 498A unless the Trust prepares and provides to the Company the Trust Documents that are specified in Rules 30e-3 and 498A;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Parties hereby agree to supplement and amend the Agreement as follows:

1.Provision of Trust Documents; Website Posting.

(a). Trust Documents. The Trust and the Distributor are responsible for prepar-

ing, filing and providing the following "Trust Documents," as specified in paragraph (b)(1) of Rule 30e-3 and paragraph (j)(1)(iii) of Rule 498A:

(i)Summary Prospectus for the Funds;

(ii)Statutory Prospectus for the Funds;

(iii)Statement of Additional Information ("SAI") for the Funds;

(iv)Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for the Funds (together, the "Share- holder Reports" that are referred to in Rule 30e-3 as the "Current" and "Prior" Report to Shareholders).

(v)Complete Fund Holdings From Shareholder Reports Containing a Summary Schedule of Investments (the "Complete Fund Holdings"); and

(vi)Fund Holdings For Most Recent First and Third Fiscal Quarters (and together with the Complete Fund Holdings, the "Fund Holdings").

(b). Deadline for Providing, and Currentness of, the Trust Documents.

(i)Not later than 10 business days before each date that the Company is required to post the materials to its website, the Trust and the Distributor shall provide the Summary Prospectus, Statutory Prospectus, and SAI for the Funds to the Company (or its designee) (to facilitate the required website posting) and provide updated versions as necessary, in order to facilitate a continuous offering of the Fund

Company's securities and the Contracts.

(ii)The Trust and/or the Distributor shall provide the Shareholder Reports and the Fund Holdings to the Company (or its designee) on a timely basis (to facilitate the required website posting) but no later than 5 Business Days before the date each time that the Shareholder Reports and Fund Holdings are required to be posted by Rule 30e-3.

(c). Format of Trust Documents. The Trust and/or the Distributor shall provide the Trust Documents to the Company (or its designee) in an electronic format that is suitable for website posting, and in a format, or formats, that:

(i)are both human-readable and capable of being printed on paper in human- readable format (in accordance with paragraph (b)(3) of Rule 30e-3 and paragraph (h)(2)(i) of Rule 498A);

(ii)permit persons accessing the Statutory Prospectus and SAI for the Funds to move directly back and forth between each section heading in a table of contents of such document and the section of the document referenced in that section heading (that is, these documents must include linking, in accordance with paragraph (h)(2)(ii) of Rule 498A);

(iii)are compliant with applicable provisions of the Americans with Disabilities Act; and

(iv)permit persons accessing the Trust Documents to permanently retain, free of charge, an electronic version of such Documents that meet the requirements of subparagraphs (h)(2)(i) and (ii) of Rule 498A (in accordance with paragraph (h)(3) of Rule 498A).

(d). Website Hosting. The Company or its designee shall host and maintain the website specified in paragraph (j)(1)(iii) of Rule 498A, so that the Trust Documents are publicly accessible and free of charge at that website, in accordance with the conditions set forth in that paragraph, provided that the Trust and/or the Distributor fulfill their obligations under this Amendment.

(e). Use of Summary Prospectuses.

(i)The Trust and/or the Distributor shall ensure that a Summary Prospectus for the Funds is used, in accordance with paragraph (j)(1)(ii) of Rule 498A.

2.Content of Trust Documents. The Trust and/or the Distributor shall be responsible for the content and substance of the Trust Documents as provided to the Company, including, but not limited to, the accuracy and completeness of the Trust Documents. Without limiting the generality of the foregoing in any manner, the Trust and/or the Distributor shall be responsible for ensuring that the Trust Documents as provided to the Company:

(a). Meet the applicable standards of the 1933 Act, the Securities Exchange Act of 1934, as amended; the 1940 Act; and all rules and regulations under those Acts;

and

(b). Do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

3.Provision of Trust Documents for Paper Delivery. The Trust and the Distributor shall:

(a). At their reasonable expense, as the Company or its agents may reasonably request from time to time, provide the Company or its agents with sufficient paper copies of the then current Trust Documents, so that the Company or its agents may maintain a supply of such current paper documents sufficient in its reasonable judgment to meet anticipated requests from existing Contract Owners (in order to comply with the requirements of paragraphs (e) and (f) of Rule 30e-3 and paragraphs (i)(1) and (j)(3) of Rule 498A). Such Company or agent requests shall be fulfilled reasonably promptly, but in no event more than 5 Business Days after the request from the Company or its agent is received by either the Trust or the Distributor.

(b). Alternatively, if requested by the Company in lieu thereof, the Trust or its desig- nee shall provide such electronic or other documentation (including "camera ready" co- pies of the current Trust Documents as set in type, or at the request of the Company, a diskette in a form suitable to be sent to a financial printer), and such other assistance as is reasonably necessary to have the then current Trust Documents printed for distribution; the reasonable costs of providing the electronic documentation and of such printing to be borne by the Trust.

4.Expense and Performance Data for the Funds., the Trust and/or the Distributor shall provide data on the expense ratios and investment performance for each of the Funds as listed in (a) – (c) below (the "Fund Data") as the Company shall reasonably request, to facilitate the registration and sale of the Contracts. Without limiting the generality of the forgoing, the Trust shall provide the Fund Data on a timely basis to facilitate the

Company's preparation of its annually updated registration statements for the Contracts

(and as otherwise reasonably requested by the Company), but in no event later than 60 Business Days after the close of the calendar year;

(a). the gross "Annual Portfolio Company Expenses" for each Fund calculated in ac- cordance with Item 3 of Form N-1A, before any expense reimbursements or fee waiver arrangements;

(b). the net "Annual Portfolio Company Expenses" (aka "Total Annual Fund Operating Expenses") for each Fund calculated in accordance with Item 3 of Form N-1A, that include any expense reimbursements or fee waiver arrangements and the period for which the expense reimbursements or fee waiver arrangement is expected to continue and whether it can be terminated by the Fund (or Fund); and

(c). the "Average Annual Total Returns" for each Fund (before taxes) as calculated pursuant to Item 4(b)(2)(iii) of Form N-1A (for the 1, 5, and 10-year periods).

5.Construction of this Amendment; Agreement.

(a). This Amendment shall be interpreted to be consistent with, and to facilitate compliance with, and reliance on, Rule 30e-3 under the 1940 Act and Rule 498A (including paragraph (j) thereof) under the 1933 Act and any interpretations of those Rules by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

(b). To the extent the terms of this Amendment conflict with the terms of the Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment.

6.Termination. This Amendment shall terminate upon the earlier of:

(a). termination of the Agreement; or

(b). 90 days advance written notice from any Party to the other Parties.

7.Indemnification.

a.The Trust or the Distributor (individually and not jointly) agree to indemnify and hold harmless the Company and its officers, directors, and employees and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act

(collectively, the "Company Indemnified Parties") against any and all liabilities (with the written consent of the Trust and Distributor, which consent shall not be unreasonably withheld), claims, losses, demands, damages, costs and expenses

(including reasonable attorney's fees) arising from or in connection with any claim or action of any type whatsoever brought against the Company (or its officers, directors, and employees) as a result of any failure or alleged failure by the Trust or Distributor to provide the Trust Documents and the Fund Data in accordance with the terms of this Amendment or to fulfill their other duties and responsibilities under this Amendment or for any other breach of this Amendment.

b.The Company agrees to indemnify and hold harmless the Trust and/or the Distributor (and its officers, directors, and employees) from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorney's fees) arising from or in connection with any claim or action of any type whatsoever brought against the Trust and/or the Distributor (or its officers, directors, and employees) as a result of any failure or alleged failure by the Company to fulfill its duties and responsibilities under this Amendment or for any other breach of this Amendment.

c.This indemnification shall be in addition to and not in lieu of the indemnification provided for in the Agreement or any other addendums or amendments thereto, but otherwise shall be subject to and in accordance with the terms and conditions of the Agreement.

8.Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

9.About the Trust and the Funds. The parties acknowledge that the Trust is a statutory business trust organized under the laws of the state of Delaware and that the obligations under this Amendment are not binding upon the Trustees, officers or shareholders individually but are binding only upon the assets and property of each Fund. The parties further acknowledge that the assets and liabilities of each Fund are separate and distinct and that the obligations of or arising out of this Amendment are binding solely upon the assets or property of the Fund on whose behalf the Trust has executed this Amendment. The Company agrees that the obligations of each Fund shall be separate and joint and the Company agrees to look solely to the assets and property of the respective Fund that is a party to this Amendment as though each Fund had separately contracted with the Company for enforcement of any claims against the Trust, and each Fund and the Distributor are severally, not jointly, liable under this Amendment.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

The Company:

By: /s/ Janis Rubin

Print Name: Janis Rubin

Title: Vice President

The Trust:

By: /s/ Christopher Dyer

Print Name: Christopher Dyer

Title: President

The Distributor:

By: /s/ Christopher Dyer

Print Name: Christopher Dyer

Title: COO

The Adviser:

By: /s/ Michael Policarpo

Print Name: Michael Policarpo

Title: President, CFO and CAO